EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST ANNOUNCES “WHEN-ISSUED” TRADING IN CONNECTION WITH SPIN-OFF OF ASHFORD PRIME

DALLAS, November 6, 2013 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that, in connection with the previously announced spin-off of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime”), shares of Ashford Prime common stock and Ashford Trust common stock ex-distribution are expected to begin trading today on a “when-issued” basis on the New York Stock Exchange (“NYSE”), under the symbols “AHP WI” and “AHT WI,” respectively, and continuing through November 19, 2013 (the “Distribution Date”). Shares of Ashford Trust common stock that trade in the “regular-way” market under the symbol “AHT” will continue to trade with an entitlement to shares of common stock of Ashford Prime distributed pursuant to the spin-off up to the Distribution Date.
The spin-off will be completed through a pro-rata taxable dividend of Ashford Prime common stock on the Distribution Date to Ashford Trust stockholders of record as of the close of business of the NYSE on November 8, 2013 (the “Record Date”). On the Distribution Date, each Ashford Trust stockholder will receive one share of Ashford Prime common stock for every five shares of Ashford Trust common stock held by such stockholder on the Record Date. Immediately following the spin-off, there will be approximately 24.9 million shares of Ashford Prime common stock and partnership units outstanding. This will be comprised of approximately 16.1 million shares of Ashford Prime common stock and 8.8 million partnership units, which includes the partnership units issued to Ashford Trust reflecting its 20% ownership in Ashford Prime’s operating partnership. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be issued.
Starting today, Ashford Trust shareholders who sell shares of Ashford Trust common stock in the “regular-way” market up to and including the Distribution Date will be selling their right to receive shares of the common stock of Ashford Prime in the spin-off. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of the common stock of Ashford Prime distributed pursuant to the spin-off. A purchaser of Ashford Trust common stock after the close of business on the Record Date who purchases those shares in the “ex-distribution” market up to and including the Distribution Date will not receive the shares of common stock of Ashford Prime distributed with respect to those shares of Ashford Trust common stock. Ashford Trust stockholders are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Ashford Trust common stock on or before the Distribution Date.
Following the spin-off, Ashford Trust’s shares of common stock will continue to trade on the NYSE under the ticker symbol “AHT.” Ashford Prime, a wholly owned subsidiary of Ashford Trust, intends to have its common stock listed on the NYSE under the symbol “AHP.” An information statement concerning the details regarding the distribution of Ashford Prime common stock and its business and management following the spin-off will be mailed to Ashford Trust stockholders prior to the Distribution Date.
“When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of Ashford Prime common stock that will be distributed to Ashford Trust shareholders on the Distribution Date. Shareholders of Ashford Trust common stock at the close of business on the Record Date will be entitled to receive shares of Ashford Prime’s common stock distributed in the spin-off as will shareholders who purchase Ashford Trust common stock in the “regular-way” market up to November 19, 2013. Ashford Trust shareholders may trade this entitlement to receive shares of common stock of Ashford Prime, without the owned shares of Ashford Trust common stock, in the “when-issued” market. On the first trading day following the Distribution Date, expected to be November 20, 2013, “when-issued” trading with respect to Ashford Prime common stock will end and “regular-way” trading will begin under the symbol “AHP.” Before the spin-off, Ashford Trust and Ashford Prime will enter into a separation agreement and various other agreements related to the spin-off, as described in the information statement.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Ashford Hospitality Prime will be a conservatively capitalized real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; the degree and nature of our competition; the satisfaction of the conditions to the completion of the spin-off; and the estimated timing of completion. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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